SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

EXCELSIOR VENTURE INVESTORS III, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXCELSIOR VENTURE INVESTORS III, LLC

225 High Ridge Road
Stamford, CT 06905

November 11, 2009

Dear Member:

You are cordially invited to attend the Special Meeting of Members of Excelsior Venture Investors III, LLC (the “Company”) to be held on December 10, 2009 at 11:00 a.m., EST time, at the offices of the Company at 225 High Ridge Road, Stamford, CT 06905 (the “Meeting”).

The attached Notice of Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

You will be asked to consider and approve a proposal to liquidate and dissolve the Company, as set forth in the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Managers of the Company.

The Board of Managers of the Company is recommending a vote FOR approval of the liquidation and dissolution of the Company. The proposal and the reasons the Company believes the proposal is in the members’ best interests are set forth in the attached Proxy Statement.

You may vote at the Meeting if you were a Member of record of the Company as of the close of business on September 28, 2009. If you attend the Meeting, you may vote in person. If you would like to attend the Meeting, you may obtain directions by calling 1-866-921-7951. However, whether or not you intend to attend the Meeting, you can vote in one of three ways: (i) by marking, signing and returning the enclosed proxy card in the enclosed prepaid envelope; (ii) via the Internet at www.proxyvote.com and following the on-screen directions; or (iii) by using your touch-tone telephone. (Please see the enclosed information, as well as your proxy card, for additional instructions on how to vote.) If you vote by Internet or by telephone, you do not need to mail your proxy card. If after voting you want to change your vote, you may do so by attending the Meeting, by submitting a new proxy card, or submitting a new vote by touch-tone telephone or the Internet.

We look forward to seeing you at the Meeting or receiving your proxy so your interests may be voted at the Meeting. Please feel free to call us at 1-866-921-7951 if you have any questions regarding voting procedures.

Sincerely yours,

/s/ James D. Bowden
James D. Bowden
Chief Executive Officer
and President

Members Are Urged to Mark, Sign, Date and Return the Enclosed
Proxy Card in the Enclosed Envelope or Vote by Other Means as Described in the Proxy Card.

EXCELSIOR VENTURE INVESTORS III, LLC

225 High Ridge Road
Stamford, CT 06905

NOTICE OF SPECIAL MEETING OF MEMBERS

TO BE HELD ON DECEMBER 10, 2009

November 11, 2009

To the Members of Excelsior Venture Investors III, LLC (the “Members”):

Notice is hereby given that a Special Meeting of Members of Excelsior Venture Investors III, LLC (the “Company”) will be held on December 10, 2009 at 11:00 a.m., EST time, at the offices of the Company at 225 High Ridge Road, Stamford, CT 06905 (the “Meeting”).

The Meeting will be held for the following purposes:

1.	To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Managers of the Company, attached as Appendix A hereto, pursuant to which the Company will be liquidated and dissolved.
2.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The proposals referred to above are discussed in the Proxy Statement attached to this Notice. You may vote at the Meeting if you were a Member of record of the Company as of the close of business on September 28, 2009. If you attend the Meeting, you may vote in person. If you would like to attend the Meeting, you may obtain directions by calling 1-866-921-7951. The Members who do not expect to attend the Meeting are urged to vote in one of three ways: (i) by marking, signing and returning the enclosed proxy card in the enclosed prepaid envelope; (ii) via the Internet at www.proxyvote.com and following the on-screen directions; or (iii) by using your touch-tone telephone. Signed but unmarked proxy cards will be counted in determining whether a quorum is present at the Meeting and will be voted “For” the proposal and in the discretion of the persons named as proxies in connection with any matter which may properly come before the Meeting or any adjournment thereof.

The Proxy Statement accompanying this Notice is also available along with the proxy card and any other proxy materials at www.proxyvote.com by entering the control number that appears on your proxy card.

The Company will furnish, without charge, a copy of its most recent annual report upon request. To request a copy, please call 1-866-921-7951 or write to Excelsior Venture Investors III, LLC, 225 High Ridge Road, Stamford, Connecticut 06905. You may also view or obtain these documents from the Securities and Exchange Commission (the “SEC”) (i) in person: at the SEC's Public Reference Room in Washington, D.C., (ii) by phone: 1-800-SEC-0330, (iii) by mail: Public Reference Section, Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 (duplicating fee required), (iv) by e-mail: publicinfo@sec.gov, or (v) by Internet: www.sec.gov.

If you have any questions, please call the Company at 1-866-921-7951.

By Order of the Board of Managers of
Excelsior Venture Investors III, LLC

Marina Belaya
Secretary

WE NEED YOUR PROXY VOTE IMMEDIATELY

You may think your vote is not important, but it is vital. By law, the Meeting scheduled for December 10, 2009 will have to be adjourned without conducting any business if less than a majority of the units eligible to vote are represented at the Meeting. In that event, the Company would continue to solicit votes in an attempt to achieve a quorum. Clearly, your vote could be critical in allowing the Company to hold the Meeting as scheduled, so please return your proxy immediately.

EXCELSIOR VENTURE INVESTORS III, LLC

225 High Ridge Road
Stamford, Connecticut 06905

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Managers (the “Board of Managers” or the “Board”) of Excelsior Venture Investors III, LLC (the “Company”). The Meeting of Members will be held at the offices of the Company at 225 High Ridge Road, Stamford, CT 06905 on December 10, 2009 at 11:00 a.m., EST time (the “Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to Members on or about November 11, 2009.

It is expected that the solicitation of proxies will be primarily by mail. The costs of preparing, assembling and mailing material in connection with the solicitation of proxies will be borne by the Company. The Company’s officers, administrator and Bank of America Capital Advisors LLC (the “Investment Adviser” or “BACA”) may assist in the solicitation of proxies by telephone, telegraph, facsimile, personal interview or the Internet. The Company will pay approximately $6,000 (plus reimbursement of out-of-pocket expenses) to Broadbridge, a third party solicitor, to assist with the solicitation of proxies. Broadbridge may solicit proxies by telephone or other electronic means or in person. The Company may also retain D.F. King & Co., Inc., a third party solicitor, to further assist with the solicitation of proxies. If retained, the approximate cost would be $5,000. If the Company records proxy votes by telephone or the Internet, it will use procedures to authenticate Members’ identities, to allow Members to authorize the voting of their interests in accordance with their instructions and to confirm that their instructions have been properly recorded. Any Member giving a proxy may revoke it at any time before it is exercised by submitting to the Company a written notice of revocation or a subsequently executed proxy card or by attending the Meeting and electing to vote in person. Proxies given by telephone or the Internet also may be revoked at any time before they are voted in the same manner as they were originally given or on the same manner that proxies voted by mail may be revoked.

The following summarizes the proposals to be voted on at the Meeting.

Proposals:

1.	To approve the Plan of Liquidation and Dissolution (the “Plan”) adopted by the Board of Managers of the Company, attached as APPENDIX A hereto, pursuant to which the Company will be liquidated and dissolved.
2.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

A proxy card is enclosed with respect to the interests you own in the Company.

If the proxy card is executed and returned properly, the interests represented by it will be voted at the Meeting in accordance with your instructions. Each interest is entitled to one vote.

Members are requested to complete the enclosed proxy card and return it in the enclosed envelope or to vote via telephone or electronic means. No postage is required if the proxy card is mailed in the United States.

The Company’s Board of Managers Unanimously Recommends a Vote
in Favor of the Proposal Described in this Proxy Statement.

Dated: November 11, 2009

Summary Term Sheet of the Plan of Liquidation and Dissolution.

This summary term sheet is intended to give you a summary description of the material aspects of the proposed liquidation and dissolution of the Company, as described in this Proxy Statement. You should review the Proxy Statement and the appendices to it so that you can gain a more complete understanding of the proposed Plan. Under the Plan:

•	The liquidation will commence as soon as practicable following approval of the Plan by the Company’s Members in accordance with the Plan, the Company’s Limited Liability Company Agreement and the Delaware Limited Liability Company Act (the “Act”).

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Effective Date of the Plan and Cessation of the Company’s Activities” on page 6.

•	As part of the liquidation, the Company is required to satisfy its liabilities, expenses and obligations. The distribution of the Company’s assets is expected to consist of interests in Excelsior Venture Partners III, LLC representing substantially all of the assets of the Company with the exception of a retention of cash necessary to discharge any unpaid liabilities and obligations.

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Liquidation Distributions” on page 6.

•	The Plan allows the Board of Managers to authorize non-material modifications or amendments to the Plan, or to abandon the Plan, notwithstanding Member approval, if the Board determines that such action would be advisable and in the best interests of the Company and its Members. Any such decision by the Board of Managers will be made in accordance with its fiduciary duties.

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Continued Operation of the Company” on page 6.

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Expenses of Liquidation and Dissolution; Distribution Amounts” on page 6.

•	The Company will cease doing business as an investment company upon the approval of the Plan by the Company’s Members and, as soon as practicable, will deregister under the Investment Company Act of 1940, as amended (the “1940 Act”).

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Impact of the Plan on the Company’s Status under the 1940 Act” on page 7.

•	The Company’s books will be closed on October 31, 2009 and Members’ interests in the Company will not be transferable.

See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Closing of Books and Restriction on Transfer of Units” on page 6.

•	Members of the Company are not entitled to appraisal rights for their interests of the Company in connection with the Plan or entitled to such rights under Delaware law in connection with a liquidation or dissolution. See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Summary of Plan of Liquidation and Dissolution — Appraisal Rights” on page 7.
•	Generally, Members will not recognize taxable gain or loss on the receipt of Company property in liquidation of their interest in the Company. The Company encourages its Members to contact their own independent tax advisors. See “Proposal 1: Adoption of Plan to Liquidate and Dissolve the Company — Federal Income Tax Consequences” on page 7.

The Board of Managers recommends that you vote FOR the proposal to approve the Plan of Liquidation and Dissolution.

INTRODUCTION

The Company is a non-diversified closed-end management company which has registered under the 1940 Act. The Company was established as a Delaware limited liability company on June 1, 2000. It commenced operations on April 6, 2001. The Company offered 189,809 units via a public offering which closed on May 11, 2001.

PROPOSAL 1: ADOPTION OF PLAN TO LIQUIDATE AND DISSOLVE THE COMPANY

Background.

The Company’s investment objective is to achieve long-term capital appreciation by investing its assets primarily in Excelsior Venture Partners III, LLC (the “Portfolio”), a separate, closed-end, non-diversified management investment company that has elected to be treated as a business development company or “BDC” under the 1940 Act. The Company and the Portfolio share substantially the same investment objectives and policies.

The Board of Managers of the Company, including all its managers who are not “interested persons,” as that term is defined in the 1940 Act (the “Independent Managers”), has approved the Plan, under which the Company would be liquidated and its assets (i.e., interests in the Portfolio) distributed on a pro rata basis after payment of all of the Company’s expenses, as soon as possible following Member approval of the proposed liquidation. Specifically, the Plan contemplates an in-kind pro-rata distribution to the Company’s members of the interest in the Portfolio.

The Board of Managers believes that liquidating the Company’s assets and terminating its existence would be in the Members’ best interests because of expense savings which will benefit the Members. A copy of the proposed Plan is attached to this Proxy Statement as APPENDIX A.

Board’s Considerations.

In evaluating the proposed liquidation and dissolution of the Company, the Board of Managers considered Bank of America Capital Advisors LLC’s (the “Investment Adviser” or “BACA”) mid-term and long-term outlook for the Portfolio, the nature of the Company and alternatives to the liquidation and concluded that it is in the best interests of the Company and Company Members to liquidate the Company.

The Board of Managers, in reaching this conclusion, determined that the investment of Member would be unchanged, since each Member would still own the same proportional economic interest in the Portfolio, but that it would be held in a simplified structure which would create cost efficiencies which would benefit the Members. The elimination of the Company as a feeder fund would mean that only one set of periodic filings with the SEC and one annual audit would be required. Since simultaneously with the liquidation of the Company, the Portfolio will be converted from a BDC into a registered investment company, Members will continue to enjoy the full protection of 1940 Act regulation, since they will, following the liquidation, own units of the Portfolio directly.

On September 25, 2009, the Board of Managers unanimously adopted a resolution that declares that the dissolution of the Company is advisable and in the best interests of Members and, subject to the approval of the Plan by Members, authorized the orderly liquidation and dissolution of the Company. The Board of Managers, including all of the Independent Managers, adopted the Plan and directed that the Plan be submitted for consideration by the Company’s Members. If (a) the Plan is approved by the requisite Member vote and (b) the Company’s Board of Managers determines, in its sole discretion, that the Company has sufficient liquid assets to meet its existing and anticipated liabilities, the Company’s assets will be liquidated in accordance with law and on such terms and conditions as are determined to be reasonable and in the best interests of the Company and its Members, and the Company will file a Certificate of Cancellation with the Secretary of State of Delaware. Members will receive in liquidation an in-kind pro-rata distribution of the Portfolio interests.

Required Vote Under Delaware law and pursuant to the Company’s Limited Liability Company Operating Agreement.

The affirmative vote of the holders of two-thirds of the interests of the Company entitled to vote thereon is needed to approve the liquidation and dissolution of the Company. The presence in person or by proxy of the holders of a majority of the interests of the Company will constitute a quorum. For purposes of the vote on the Plan, abstentions and broker non-votes will have the same effect as a vote against the Plan, but will be counted toward the presence of a quorum. Unless a contrary specification is made, an executed and returned proxy card will be voted FOR approval of the Plan. Notwithstanding the approval of the Plan by Members, the Board of Managers, in its sole discretion, must determine that the Company has sufficient liquid assets to meet its existing and anticipated liabilities prior to the liquidation of the Company’s assets. While it is expected that the Company will be able to identify all of its liabilities shortly after the Company’s Members approve the Plan, should any unanticipated liabilities arise, the Company is currently unable to estimate with precision the costs of resolving such liabilities and exactly when such liabilities would be resolved. If any such liabilities should arise, the Company will not liquidate until the Board of Managers determines, in its sole discretion, that the Company has sufficient liquid assets to meet such liabilities.

Summary of Plan of Liquidation and Dissolution.

The following summarizes the material provisions of the Plan. It does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as APPENDIX A. Members are urged to read the Plan in its entirety.

Effective Date of the Plan and Cessation of the Company’s Activities.  The Plan will become effective only upon its adoption and approval by the members of the Company (the “Plan Effective Date”). Following the Plan Effective Date, the Company (i) will cease to invest its assets in accordance with its investment objective, as soon as reasonable and practicable after the Plan Effective Date, (ii) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and (iii) will dissolve in accordance with the Plan and will file the Certificate of Cancellation with the Secretary of State of Delaware (see the Plan, Sections 1 – 2, 5 and 12).

Closing of Books and Restriction on Transfer of Units.  The proportionate interests of Members in the assets of the Company will be fixed on the basis of their respective unit holdings on October 31, 2009. On such date, the books of the Company will be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the law of the State of Delaware or otherwise, the Members’ respective interests in the Company’s assets will not be transferable by the negotiation of unit certificates.

Liquidation Distributions.  As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all interests of the Company in the Portfolio shall be distributed in kind to the Company’s Members in accordance with the LLC Agreement.

The distribution of the Company's assets (the “Distribution”) is expected to consist of interests in the Portfolio representing substantially all the assets of the Company, with the retention of cash necessary to (a) discharge any unpaid liabilities and obligations of the Company on the Company's books on the Distribution date, and (b) discharge any liabilities not on the books of the Company on the Distribution date that the Board shall reasonably deem to exist against the assets of the Company. In the event that any cash is available for distribution, the Board of Managers shall be authorized to make a further liquidating distribution.

All Members will receive information concerning the sources of the liquidating distribution (see the Plan, Section 7). Members who hold units on account will not be required to take any action to receive liquidated proceeds. Members holding unit certificates should consider arranging with the Company’s transfer agent the return of their certificates. The certificates should be sent to the transfer agent, PNC Global Investment Servicing (U.S.) Inc., Attention: Excelsior Funds, 400 Bellevue Parkway, 2nd floor, Wilmington, DE 19809. Member with questions regarding their certificates should call (866) 921-7951.

Expenses of Liquidation and Dissolution.  The Company shall bear all of the expenses incurred by it in carrying out this Plan. (see the Plan, Section 8).

Continued Operation of the Company.  The Plan provides that the Board of Managers has the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating Distribution) at any time without Member approval, if the Board of Managers determines that such action would be advisable and in the best interests of the Company and its Members, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to Members in accordance with the law of the State of Delaware and the purposes to be accomplished by the Plan. In addition, the Board of Managers may abandon the Plan, without Member approval, prior to the filing of Certificate of Cancellation with the Secretary of State of Delaware, if the Board determines that such abandonment would be advisable and in the best interests of the Company and its Members (see the Plan, Sections 9 and 10). However, it is the Board of Managers’ current intention to liquidate and dissolve the Company as soon as practicable.

If the liquidation and dissolution of the Company is not approved by the Members, the Company will continue to operate as an investment company under the 1940 Act in accordance with its investment mandate.

Impact of the Plan on the Company’s Status Under the 1940 Act.  On the Plan Effective Date, the Company will cease doing business as an investment company under the 1940 Act. It is expected that the Securities and Exchange Commission (the “SEC”), after the liquidation and distribution of the Company’s assets, will issue an order approving the deregistration of the Company if the Company is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Company’s activities as an investment company and withdrawal of its election to be regulated under the 1940 Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action (see the Plan, Sections 1, 2, 9 and 11).

Until the Company’s withdrawal of its election to be regulated under the 1940 Act becomes effective, the Company will continue to be subject to and will comply with the 1940 Act.

Appraisal Rights.  Members will not be entitled to appraisal rights under Delaware law in connection with the Plan (see the Plan, Section 14).

Federal Income Tax Consequences.

The following discussion summarizes the U.S. federal income tax consequences to the U.S. Members of receiving distributions of the Company's assets upon liquidation. It is only a summary and does not address all aspects of U.S. federal income taxation. The discussion does not address Members who are subject to special U.S. federal income tax rules (e.g., tax-exempt organizations, broker/dealers, pass-through entities, etc.), nor does it address Members who are not U.S. persons within the meaning of the Internal Revenue Code or taxes other than U.S. federal income taxes. No ruling or opinion of counsel has been sought on these matters. Members are urged to consult an independent tax advisor.

Generally, Members will not recognize taxable gain or loss on the receipt of Company property in liquidation of their interest in the Company. Property distributed to a Member would have the same adjusted tax basis as the Member's adjusted tax basis in its interest in the Company immediately before the distribution. As an exception, if any property distributed by the Company was contributed to the Company within 7 years of the liquidation, the contributing Member may recognize taxable gain or loss. With respect to property received in the liquidation, a Member's holding period will include the period during which such property was held by the Company.

Procedure for Dissolution under Delaware Law.

After the Plan Effective Date, pursuant to the Delaware Act and the Company’s LLC Agreement, the Certificate of Cancellation stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Secretary of State of Delaware, and will become effective in accordance with such law. Upon the effective date of such Certificate of Cancellation, the Company will be legally dissolved, but thereafter the Company will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Company was organized. The Board of Managers shall manage the business and affairs of the Company for the purposes of completing the Company’s liquidation unless and until a court appoints a receiver.

Interests of the Directors and Executive Officers in the Liquidation and Dissolution.

No executive officers and managers, other than Victor F. Imbimbo (73 units), own units in the Company. Mr. Imbimbo will receive the same per unit distribution, if any, as any other Member. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”).

The Company’s Board of Managers Unanimously Recommends that
Members Vote “FOR” Proposal 1 to Liquidate and Dissolve the Company.

VOTING INFORMATION

Record Date. Only Members of record at the close of business on September 28, 2009 will be entitled to vote at the Meeting. On that date, the number of outstanding units of the Company was 189,809. All units of the Company will vote in the aggregate.

You should send your proxy in by one of the following methods.

1.	Mark, sign and return the enclosed proxy card promptly in the postage-paid envelope.
2.	Call the toll free number listed on the enclosed proxy card. Enter the control number on the enclosed proxy card and follow the telephone instructions.
3.	Use the Internet at www.proxyvote.com. Enter the control number on the enclosed proxy card and follow the instructions on the website.

In accordance with Section 18-302 of the Delaware Act and the LLC Agreement, Members may authorize the persons named as proxies to vote their units by telephone, telecopier or other electronic means, including the Internet.

Quorum. A quorum is constituted with respect to the Company by the presence in person or by proxy of the holders of more than 50% of the outstanding units entitled to vote. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote units on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as units that are present at the Meeting but that have not been voted. Because the proposal requires the affirmative vote of two-thirds of the Company’s outstanding units, abstentions and broker “non-votes” have the effect of a vote against the proposal.

In the event that a quorum is not present at the Meeting (or at any adjournment thereof) or in the event that a quorum is present at the Meeting but sufficient votes to approve the proposal are not received, the persons named as proxies, or their substitutes, may propose and vote for one or more adjournments of the Meeting to permit the further solicitation of proxies. When voting on a proposal to adjourn the Meeting, the proxy agent will consider whatever factors he or she deems relevant, which factors may include: the nature of the proposal to be adjourned, the percentage of votes actually cast, the percentage of negative votes actually cast, the nature of any further solicitation and the information to be provided to Members in connection therewith. Any such adjournment will require the affirmative vote of a majority of those units that are represented at the Meeting in person or by proxy. If a quorum is not present, all proxies will be voted in favor adjournment. However, if a quorum is present at the Meeting but it appears that the proposal may not receive Member approval, the persons named as proxies may propose an adjournment of the Meeting.

For an adjournment to occur, sufficient votes to adjourn must be voted in favor of adjournment. The persons named as proxies will vote the following units in favor of adjournment:

•	all units for which they are entitled to vote in favor of (i.e., “FOR”) any of the proposals that will be considered at the adjourned meeting; and
•	abstentions.

The persons named as proxies will vote the following units against adjournment:

•	all units for which they must vote “AGAINST” all proposals that will be considered at an adjourned meeting.

A Member vote may be taken with respect to the Company on any (but not all) of the proposals prior to any such adjournment as to which sufficient votes have been received for approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 28, 2009, certain beneficial owners, the Managers, the executive officers and the directors and executive officers as a group held of record the following units. Except as set forth below, to the Company’s knowledge and based solely on a review of Forms 13D and 13G filed with the Securities and Exchange Commission (or the lack of such filings, as the case may be), no other person beneficially owned more than 5% of the Company’s units.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Units	Bank of America N.A. Trustee for the Bank of America Pension Plan for Legacy US Trust	9,200	4.85
	John C. Hover II	0	*
	Victor F. Imbimbo, Jr.	73	*
	Stephen V. Murphy	0	*
	James D. Bowden	0	*
	Steven L. Suss	0	*
	Managers and executive officers as a group (5 persons)	73	*

*	Less than one percent.
(1)	The address for all is c/o Excelsior Venture Investors III, LLC, 225 High Ridge Road, Stamford, CT 06905.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company’s managers and executive officers and any persons holding more than 10% of the Company’s outstanding units are required to report their ownership of the Company’s units and any changes in ownership of the Company’s units to the Company and the SEC. To the best of the Company’s knowledge, these filings have all been satisfied by the Company’s managers and executive officers.

OTHER MATTERS

No business other than the matters described above is expected to come before the Meeting, but should any other matter requiring a vote of members arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy Card will vote thereon according to their best judgment in the interests of the Company.

Members may receive a copy of the Company’s Semi-Annual Report for the period ended April 30, 2009 without charge by submitting a request in writing to the Company at: 225 High Ridge Road, Stamford, CT 06905. All of these documents are also on file with the SEC. Members may view or obtain these documents from the SEC (i) in person: at the SEC’s Public Reference Room in Washington, D.C., (ii) by phone: 1-800-SEC-0330, (iii) by mail: Public Reference Section, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, (duplicating fee required), (iv) by e-mail: publicinfo@sec.gov or (v) by Internet: www.sec.gov.

Only one proxy statement is being delivered to multiple Members sharing an address unless the Company has received contrary instructions from one or more of the Members. The Company will deliver promptly upon request a separate copy of the proxy statement to a Member at a shared address to which a single copy of the documents was delivered. Members can notify the Company that they would like to receive a separate copy of the proxy statement by submitting a request in writing to the Company at 225 High Ridge Road, Stamford, CT 06905, or via telephone at (866) 921-7951. Members sharing an address and receiving multiple copies of proxy statements may request to receive a single copy by contacting the Company as set forth above.

ADDITIONAL INFORMATION

Investment Adviser. BACA serves as the Investment Adviser to the Company. The Investment Adviser was created in 1998 principally to serve as an investment manager and advisor for third-party investors and Bank of America affiliates desiring investments in the private equity asset class. The Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

The Adviser is organized within Alternative Investment Asset Management (“AIAM”), which is a part of Global Wealth & Investment Management (“GWIM”), a division of Bank of America, and provides qualified clients with a range of alternative asset products. As of June 30, 2009, AIAM was overseeing approximately $31 billion in client assets.

GWIM is the wealth and investment management division of Bank of America, which serves, among others, affluent, wealthy, ultra wealthy and institutional clients. As of June 30, 2009, GWIM entities managed assets of $705.2 billion, which include assets under discretionary management and certain non-discretionary wrap assets.

Bank of America, a Delaware corporation headquartered in Charlotte, North Carolina, is a bank holding company and a financial holding company and is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. Bank of America services more than 59 million consumer and small business relationships with more than 6,100 retail banking offices and more than 4 million small business owners through a suite of online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America stock is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchanges.

Administrator. PNC Global Investment Servicing (U.S.) Inc., which is located at 400 Bellevue Parkway, Wilmington, DE 19809, is the administrator for the Company.

Other. The Company does not currently employ a principal underwriter.

Officers. Officers of the Company are elected by the Managers and hold office until they resign, or are removed or are otherwise disqualified to serve. The following table sets forth certain information about the Company’s officers:

Name and Address	Position(s) Held with the Company	Length of Time Served	Principal Occupation(s) During the Past 5 Years and Other Affiliations
James D. Bowden Bank of America Capital Advisors, LLC One Financial Center Boston, MA 02111 (Born 1953)	Chief Executive Officer and President	Since July 2008	Managing Director and Senior Vice President, Bank of America Capital Advisors, LLC (since 1998).
Steve L. Suss Bank of America Capital Advisors LLC 225 High Ridge Road Stamford, CT 06905 (Born 1960)	Chief Financial Officer and Treasurer	Since April 2007	Managing Director, Alternative Investment Solutions, Bank of America (7/07 to present); Director (4/07 to 5/08), Senior Vice President (7/07 to 5/08), and President (4/07 to 6/07) of UST Advisers, Inc.; Senior Vice President of U.S. Trust’s Alternative Investment Division (4/07 to 6/07); Chief Financial Officer and Chief Compliance Officer, Heirloom Capital Management, L.P. (5/02 to 9/06); Vice President and Chief Financial Officer, Westway Capital LLC (9/97 to 1/02).
Matthew J. Ahern Bank of America Capital Advisors LLC One Financial Center Boston, MA 02111 (Born 1967)	Senior Vice President	Since July 2008	Senior Vice President and Director, Alternative Investment Asset Management, Bank of America (12/02 to present)
Marina Belaya Bank of America Capital Advisors, LLC 114 W. 47th Street New York, NY 10036 (Born 1967)	Secretary	Since April 2007	Assistant General Counsel, Bank of America (7/07 to present); Vice President and Senior Attorney of U.S. Trust (2/06 to 6/07); Vice President, Corporate Counsel, Prudential
Financial (4/05 to 01/06); Associate, Schulte Roth & Zabel LLP
(09/02 to 03/05).
Robert M. Zakem Bank of America Capital Advisors, LLC 2 World Financial Center New York, NY 10281 (Born: 1958)	Chief Compliance Officer	Since June 2009	GWIM Risk and Compliance Senior Executive, Bank of America Corp. (3/09 to present); Managing Director, Business Risk Management, Merrill Lynch & Co., Inc. (8/06 to 2/09); Executive Director, Head of Fund Services – US, UBS Financial Services, Inc. (12/04 to 07/06); Senior Vice President and General Counsel, AIG SunAmerica Asset Management Corp. (04/93 to 12/04).

APPENDIX A

PLAN OF LIQUIDATION AND DISSOLUTION

EXCELSIOR VENTURE INVESTORS III, LLC

PLAN OF LIQUIDATION AND DISSOLUTION

The following Plan of Liquidation and Dissolution (the “Plan”) of Excelsior Venture Investors III, LLC. (the “Company”), a Delaware limited liability company which has registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Company in conformity with the provisions of the Company's Limited Liability Company Operating Agreement (the “LLC Agreement”) and the Delaware Limited Liability Company Act (the “Act”).

WHEREAS, the Company's Board of Managers (the “Board”), at a meeting of the Board held on September 25, 2009 unanimously deemed that in its judgment it is advisable to liquidate and dissolve the Company, unanimously adopted this Plan as the method of liquidating and dissolving the Company and unanimously directed that this Plan be submitted to the members of the Company for approval.

NOW, THEREFORE, the liquidation and dissolution of the Company shall be carried out in the manner hereinafter set forth:

1. EFFECTIVE DATE OF PLAN. The Plan shall be and become effective only upon the adoption and approval of the Plan by the members in the manner and by the vote required by the Act and the Company's LLC Agreement. The date of such adoption and approval of the Plan by members is hereinafter called the “Effective Date.”

2. CESSATION OF BUSINESS. After the Effective Date of the Plan, the Company shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

3. RESTRICTION ON TRANSFER AND REDEMPTION OF UNITS. The proportionate interests of members in the assets of the Company shall be fixed on the basis of their respective unit holdings at the close of business on October 31, 2009. On October 31, 2009, the books of the Company shall be closed. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the law of the State of Delaware or otherwise, the members’ respective interest in the Company's assets shall not be transferable by the negotiation of unit certificates.

4. NOTICE OF LIQUIDATION. As soon as practicable after the Effective Date, the Company shall give notice to the appropriate parties that this Plan has been approved by the Board and the members and that the Company will be liquidating its assets. Specifically, as soon as practicable after approval of the Plan, the Company shall mail notice to its known creditors and employees at their addresses as shown on the Company's records, to the extent such notice is required under the Act.

5. LIQUIDATION OF ASSETS. As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all interests of the Company in Excelsior Venture Partners III, LLC shall be distributed in kind to the Company’s members in accordance with the LLC Agreement.

6. PAYMENTS OF DEBTS. As soon as practicable after the Effective Date of the Plan, the Company shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Company incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

7. LIQUIDATING DISTRIBUTION. The Company's assets are expected to be distributed in accordance with Section 5 above. The distribution of the Company's assets (the “Distribution”) is expected to consist of interests in Excelsior Venture Partners III, LLC representing substantially all the assets of the Company, with the retention of cash necessary to (a) discharge any unpaid liabilities and obligations of the Company on the Company's books on the Distribution date, and (b) discharge any liabilities not on the books of the Company on the Distribution date that the Board shall reasonably deem to exist against the assets of the Company. In

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the event that any cash is available for distribution, the Board shall be authorized to make a further liquidating distribution. All members will receive information concerning the sources of any liquidating distribution.

8. EXPENSES OF THE LIQUIDATION AND DISSOLUTION. Subject to any expense reimbursement arrangements in effect with its investment adviser, the Company shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, mailing, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of members, whether or not the liquidation contemplated by this Plan is effected.

9. POWER OF THE BOARD, IMPLEMENTATION OF THE PLAN. The Board and, subject to the direction of the Board, the Company's officers and individual Managers, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the 1940 Act, the Act or any other applicable law. The death, resignation or other disability of any member or any officer of the Company shall not impair the authority of the surviving or remaining members or officers to exercise any of the powers provided for in the Plan.

10. AMENDMENT OR ABANDONMENT OF PLAN. The Board shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distribution) at any time without member approval, if the Board determines that such action would be advisable and in the best interests of the Company and its members, as may be necessary or appropriate to effect the marshalling of Company assets and the dissolution, complete liquidation and termination of existence of the Company, and the distribution of its net assets to members in accordance with the law of the State of Delaware and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and, in the judgment of the Board, will materially and adversely affect the interests of the Company's members, such variation or amendment will be submitted to the Company's members for approval. In addition, the Board may abandon this Plan, without member approval, prior to the filing of the Certificate of Cancellation if it determines that abandonment would be advisable and in the best interests of the Company and its members.

11. DEREGISTRATION UNDER THE 1940 ACT. As soon as practicable after the liquidation and distribution of the Company's assets, the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Form N-8F in order to deregister the Company under the 1940 Act.

12. CERTIFICATE OF CANCELLATION. Consistent with the provisions of the Plan, the Company shall be dissolved in accordance with the law of the State of Delaware and the Company's LLC Agreement. As soon as practicable after the Effective Date and pursuant to the Act, the Company shall prepare and file a Certificate of Cancellation with and for acceptance by the Secretary of State of Delaware. After the effectiveness of the Certificate of Cancellation:

(a)	The Company’s Managers shall manage the business and affairs of the Company for the purposes of completing the Company’s liquidation unless and until a court appoints a receiver;
(b)	The Managers shall (i) collect and distribute any remaining assets of the Company, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Company, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the members; and
(c)	The Managers may (i) carry out the contracts of the Company; (ii) sell all or any part of the assets of the Company at public or private sale; and (iii) do all other acts consistent with law and the LLC Agreement of the Company necessary or proper to liquidate the Company and wind up its affairs.

13. POWER OF THE BOARD. Implementation of this Plan shall be under the direction of the Board, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further member action.

14. APPRAISAL RIGHTS. Under Delaware law, members will not be entitled to appraisal rights in connection with the Plan.

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PROXY TABULATOR
P.O. BOX 9112
FARMINGDALE, NY 11735

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.
2) Go to website **www.proxyvote.com**
3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.
2) Call **1-800-690-6903**
3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.
2) Check the appropriate boxes on the proxy card below.
3) Sign and date the proxy card.
4) Return the proxy card in the envelope provided.

PLEASE DO NOT VOTE USING MORE THAN ONE METHOD DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17741-S50861

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXCELSIOR VENTURE INVESTORS III, LLC

The Board of Directors recommends you vote <u>FOR</u> the following proposal:

	For	Against	Abstain
1. To approve the Plan of Liquidation and Dissolution, pursuant to which the Company will be liquidated and dissolved.	0	0	0
2. In their discretion on such other business as may properly come before the Meeting or any adjournment thereof.			

If this proxy is properly executed and received by the Company prior to the Meeting, the units in the Company represented hereby will be voted.

PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this proxy card. Individuals, joint tenants and IRA investors, please sign exactly as name appears on this proxy card. With respect to entity investors, each person required to sign under the investor's governing documents must sign. Executors, administrators, trustees, etc. should give their full title. If more than one authorized signatory is required, each signatory should sign. If units in the Company are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

M17742-S50861

EXCELSIOR VENTURE INVESTORS III, LLC

PROXY SOLICITED ON BEHALF OF THE BOARD OF MANAGERS FOR THE SPECIAL MEETING OF MEMBERS TO BE HELD ON DECEMBER 10, 2009

The undersigned hereby appoints Steven L. Suss as proxy, with full power to appoint one or more substitutes, and hereby authorizes him to represent and to vote, as designated on the reverse side, the interest in Excelsior Venture Investors III, LLC (the "Company") held of record by the undersigned on September 28, 2009 at the Special Meeting (the "Meeting") of Members of the Company to be held at the offices of the Company, 225 High Ridge Road, Stamford, Connecticut 06905 on December 10, 2009 at 11:00 a.m. (Eastern Standard Time) and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present at such Meeting, and hereby revokes any proxies that may previously have been given by the undersigned with respect to the interest in the Company covered hereby. I acknowledge receipt of the Notice of Special Meeting of Members and the Proxy Statement dated November 11, 2009.

Only properly executed proxies received before the Meeting will be voted at the Meeting or any adjournment thereof.